NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:
Alan Steel
Executive Vice President
(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, September 12, 2012

POINT.360 ANNOUNCES FOURTH FISCAL QUARTER AND FISCAL 2012 RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three and twelve month periods ended June 30, 2012, including sales of $35.0 million and income per share of $0.04 for the twelve months ended June 30, 2012. For the quarter ended June 30, 2012, the Company’s sales were $9.0 million generating income of $0.06 per share. The Company also reported $4.5 million of earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN) for the twelve-month period, and EBITDAN of $1.5 million for the three-month period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We are pleased with the Company’s return to profitability in the just ended fiscal year. Our cash flow is improving. We have entered into a significant financing arrangement with a major bank. We have also taken major steps to match our capabilities to our customers’ needs by changing facility configurations and lowering costs.”

Mr. Bagerdjian continued: “We are no longer subject to the 2007 noncompetition agreement associated with the sale of our advertising distribution business. Realizing that this market has changed over the last five years, we intend to explore how to take advantage of this opportunity.”

Revenues

Revenue for the quarter ended June 30, 2012 totaled $9.0 million compared to $8.6 million in the same quarter last year. Revenues for the twelve months ended June 30, 2012 were $35.0 million compared to $35.2 million last year. Fluctuations between the periods were due to the timing of service deliveries.

Gross Margin

In the fourth quarter of fiscal 2012, gross margin was $3.6 million (40% of sales), compared to $2.8 million (32% of sales) in the prior year’s fourth quarter. For fiscal 2012, gross margin was $12.9 million or 37% of sales, compared to $10.9 million, or 31% of sales in last year.

Selling, General and Administrative and Other Expenses

For the fourth quarter of fiscal 2012, SG&A expenses were $2.9 million, or 32% of sales, compared to $3.0 million, or 35% of sales, in the fourth quarter of last year. For the twelve months ended June 30, 2012, SG&A expenses were $12.1 million (35% of sales) compared to $13.2 million (37% of sales) last year. SG&A personnel costs have been reduced $0.3 million in the current twelve month period, when compared to the prior year period.

Research and development costs associated with Movie>Q and other projects were $0.4 million in the twelve month period ended June 30, 2011.

During fiscal 2011, the Company decided not to use a portion of the originally-acquired Movie>Q assets, specifically those related to kiosk (vending) machines, in the Movie>Q project. In the twelve month period ended June 30, 2011, the Company recorded a related $684,000 non-cash impairment charge.

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Interest expense was $0.2 million and $0.8 million for the three and twelve month periods ended June 30, 2012, and $0.2 million and $0.9 million in the three and twelve month periods ended June 30, 2011. In last year’s twelve-month period, the Company received $0.1 million of interest income from the Internal Revenue Service associated with a $1.5 million tax refund.

Other income in all periods represents sublease income and gain on sale of fixed assets. In the 2012 twelve month period, other income also included a $0.1 million discount on debt repayment. In the prior year twelve-month period, the Company also received $1.0 million from the settlement of a claim. In the prior year twelve-month period, other income was partially offset by a put option expense of $0.1 million.

Operating Income (Loss)

Operating income was $0.7 million in the fourth quarter of fiscal 2012 compared to a loss of $0.3 million in last year’s fourth quarter. For the twelve month period ended June 30, 2012, operating income was $0.8 million compared to a loss of $3.4 million in the prior year’s twelve month period.

Net Income (Loss)

For the fourth quarter of fiscal 2012, the Company reported net income of $0.6 million ($0.06 per share) compared to a net loss of $0.4 million ($0.04 per share) in the same period last year. For the twelve months ended June 30, 2012, the Company reported net income of $0.4 million ($0.04 per share) compared to a net loss of $2.8 million ($0.26 per share) in the prior year period.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income (loss) which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2012	2011	2012

Net income (loss)	$(420,000)	$615,000	$(2,811,000)	$448,000
Interest (net)	247,000	197,000	804,000	814,000
Income taxes	--	--	--	--
Depreciation & amortization	833,000	674,000	3,578,000	2,938,000
Other non-cash charges:
Bad debt expense	10,000	8,000	36,000	35,000
Stock based compensation	85,000	43,000	317,000	294,000
Impairment charges	--	--	684,000	--

EBITDAN	$755,000	$1,537,000	$2,608,000	$4,529,000

In the year ended June 30, 2011, the Company recognized $1 million of income from the settlement of a claim. Excluding the claim income, EBITDAN for the twelve month period ended June 30, 2011 was $1,608,000.

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three and nine month periods ended June 30, 2011 and 2012:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2012	2011	2012

Revenues	$8,622,000	$8,951,000	$35,222,000	$34,960,000
Cost of services sold	(5,858,000)	5,368,000	(24,343,000)	(22,064,000)

Gross profit	2,764,000	3,583,000	10,879,000	12,896,000
Selling, general and administrative expense	(3,015,000)	(2,864,000)	(13,197,000)	(12,074,000)
Research and development expense	-	-	(352,000)	-
Impairment charge	-	-	(684,000)	-

Operating income (loss)	(251,000)	719,000	(3,354,000)	822,000
Interest expense	(247,000)	(197,000)	(857,000)	(834,000)
Interest income	-	-	53,000	20,000
Other income	78,000	93,000	1,347,000	440,000

Income (loss) before income taxes	(420,000)	615,000	(2,811,000)	448,000
Provision for income taxes	-	-	-	-
Net income (loss)	$(420,000)	$615,000	$(2,811,000)	$448,000

Income (loss) per share:
Basic:
Net income (loss)	$(0.04)	$0.06	$(0.26)	$0.04
Weighted average number of shares	10,529,650	10,513,166	10,646,728	10,513,166
Diluted:
Net income (loss)	$(0.04)	$0.06	$(0.26)	$0.04
Weighted average number of shares including the dilutive effect of stock options	10,529,650	10,513,166	10,646,728	10,523,446

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2011	June 30, 2012
Working Capital	$2,885,000	$4,261,000
Property and equipment, net	17,153,000	17,475,000
Total assets	25,395,000	25,971,000
Current portion of long term debt	1,709,000	172,000
Long-term debt, net of current portion	9,711,000	9,236,000
Shareholder’s equity	9,489,000	10,231,000

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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